Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS BUSINESS UPDATE

Solid First Quarter Operating Performance and Strong Liquidity

Most Plants Operating with Minimal Interruption Amid COVID-19

PERRYSBURG, Ohio (April 8, 2020) – O-I Glass, Inc. (NYSE: OI) today provided a business update in light of the rapid developments related to COVID-19.

“O-I’s operating performance was solid during the first quarter of 2020, reflecting the positive impact of the company’s turnaround initiatives. While demand was stable for most of the quarter, shipment and production levels did decline in several markets in late March reflecting the impact of COVID-19. Importantly, glass packaging has been considered an essential element of the food and beverage value chain in most jurisdictions and end-use categories that O-I serves. As a result, the majority of our plants are operating with minimal interruption. However, we have temporarily curtailed some capacity to adapt to revised customer demand and comply with governmental public health decrees in certain countries. We continue to work constructively with customers, suppliers and governments during these challenging times. While our business will be temporarily impacted by COVID-19, I am encouraged by our progress on various initiatives to improve operating performance and I am confident we will emerge stronger as current market headwinds abate. I am proud of how O-I employees have responded given the challenges imposed by COVID-19 and the speed and efficiency at which they are coordinating effective actions around the world,” said Andres Lopez, CEO.

Business update comments:

•	Employee health and safety is a top priority: O-I continues to implement measures to protect the health and safety of all employees in alignment with the recommendations put forth by the World Health Organization, U.S. Centers for Disease Control and Prevention, or other local authorities based on location.

•	Solid operating performance: The company’s operating performance was solid through the first quarter of 2020. Compared to the prior year period, O-I benefited from improved price and mix as well as its cost transformation initiatives. Total sales volume for the first quarter of 2020 (in tons) was down 0.8 percent from the same period last year and compared to original guidance of flat to up 2 percent. Demand did decline from prior year levels by approximately 7 percent during the last two weeks of March, most notably in Southern Europe and Latin America reflecting the impacts of COVID-19.

•	Most plants operating with minimal interruption: Many governments have implemented new rules and guidelines to combat the virus across the markets that O-I serves. While these requirements can restrict business activity, glass containers have been viewed as a critical infrastructure industry given its support for the important food and beverage value chain. Notably, the specific food and beverage categories deemed as critical infrastructure do vary by market. Currently, approximately 85 – 90 percent of O-I’s production capacity is operating uninterrupted. However, some capacity has been curtailed primarily in Europe and Latin America given market and work force disruptions from COVID-19 as well as government public health decrees in some countries. The situation remains fluid and the company anticipates further capacity adjustments are likely over the next several weeks.

•	Expect first quarter results in-line with guidance range: The company expects that first quarter 2020 results will be at the lower-end of management’s previously reported guidance range for adjusted earnings per share. While operating performance was solid, earnings were negatively impacted by unfavorable foreign currency translation and a higher than expected effective tax rate given changes in regional earnings mix and tax regulations.

•	Favorable cash flows compared to prior year: While the first quarter is typically a seasonal use of cash for the business, cash flows from operating activities in the first quarter of 2020 compared favorably with the prior year period due to improved working capital levels and the staying of all asbestos related payments as a result of Paddock Enterprise filing for bankruptcy in early January.

•	Strong liquidity: O-I has strong liquidity and no debt maturities due until March 2021. Total committed liquidity at the end of the first quarter of 2020 was strong and approximated $1.7 billion including nearly $900 million cash-on-hand as well as undrawn availability on committed lines of credit.

•	Withdraw 2020 guidance: Due to rapidly changing market conditions related to COVID-19, the company is withdrawing its full year 2020 guidance, which did not consider the effects from the pandemic. O-I is taking swift actions to manage this dynamic situation with a significant focus on cash generation including cost containment measures as well as reduced capital expenditures and working capital. Management will provide more information on its first quarter 2020 earnings call April 29, 2020.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world's leading food and beverage brands. Working hand and hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 27,500 people at 78 plants in 23 countries, O-I has a global impact, achieving revenues of $6.7 billion in 2019. For more information, visit o-i.com.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings and adjusted earnings per share, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Management uses adjusted earnings and adjusted earnings per share to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings and adjusted earnings per share may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the company’s ability to obtain the benefits it anticipates from the Corporate Modernization, (2) risks inherent in, and potentially adverse developments related to, the Chapter 11 bankruptcy proceeding involving the company’s wholly owned subsidiary Paddock Enterprises, LLC (“Paddock”), that could adversely affect the company and the company’s liquidity or results of operations, including risks from asbestos-related claimant representatives asserting claims against the company and potential for litigation and payment demands against us by such representatives and other third parties, (3) the company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events related to outstanding asbestos-related claims, including but not limited to the company’s obligations to make payments to resolve such claims under the terms of its support agreement with Paddock, (4) the company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address the company’s legacy liabilities, (5) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (6) the company’s ability to achieve its strategic plan, (7) foreign currency fluctuations relative to the U.S. dollar, (8) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt at favorable terms, (9) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, natural disasters, weather, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, (10) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (11) consumer preferences for alternative forms of packaging, (12) cost and availability of raw materials, labor, energy and transportation, (13) consolidation among competitors and customers, (14) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (15) unanticipated operational disruptions, including higher capital spending, (16) the company’s ability to further develop its sales, marketing and product development capabilities, (17) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (18) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (19) changes in U.S. trade policies, and the other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and any subsequently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or the company’s other filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.